Exhibit 107

Calculation of Filing Fee Tables

Form F-1

ESGL Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

					Proposed
			Fee		Maximum	Maximum
		Security	Calculation		Offering	Aggregate		Amount of
	Security	Class	or Carry	Amount	Price Per	Offering	Fee	Registration
	Type	Title	Forward Rule	Registered(1)	Unit(2)	Price(1)	Rate	Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value US$0.0001 per share	Rule 457(c)	10,000,000	$0.475	$4,750,000	0.0001476	$701.1
	Total Offering Amounts					$4,750,000	0.0001476	$701.1
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$701.1

1.	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to such ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($0.50) and low ($0.45) prices of the ordinary shares as reported on the Nasdaq Capital Market on April 8, 2024.